Exhibit 99.1

RISK FACTORS

The risks described below update and supplement the risks described in our Annual Report on Form 10-K for the year ended December 31, 2006, and should be considered together with the discussion in that report. The risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2006, as updated and supplemented by the discussion below, are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the described risks actually occurs, our business, financial condition or results of operations could be materially adversely affected.

This updated information contains certain statements of a forward-looking nature relating to future events or our future financial performance. Such statements are only predictions and the actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed herein, as well as those discussed in our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

Risks related to our business

Our operations outside North America and Australia/New Zealand are subject to risks of doing business abroad.

Exploration, development and production activities outside of North America and Australia/New Zealand are potentially subject to political and economic risks, including:

•	cancellation or renegotiation of contracts;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;

•	changes in foreign laws or regulations;

•	royalty and tax increases or claims by governmental entities, including retroactive claims;

•	expropriation or nationalization of property;

•	currency fluctuations (particularly in countries with high inflation);

•	foreign exchange controls;

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restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, or on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts;

•	import and export regulations, including restrictions on the export of gold;

•	restrictions on the ability to pay dividends offshore;

•	risk of loss due to civil strife, acts of war, guerrilla activities, insurrection and terrorism;

•	risk of loss due to disease and other potential endemic health issues; and

•	other risks arising out of foreign sovereignty over the areas in which our operations are conducted, including risks inherent in contracts with government owned entities.

Consequently, our exploration, development and production activities outside of North America and Australia/New Zealand may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations. Furthermore, if a dispute arises from such activities, we may be subject to the exclusive jurisdiction of courts outside North America or Australia, which could adversely affect the outcome of a dispute.

We have substantial investments in Indonesia, a nation that since 1997 has undergone financial crises and devaluation of its currency, outbreaks of political and religious violence, changes in national leadership, and the secession of East Timor, one of its former provinces. These factors heighten the risk of abrupt changes in the national policy toward foreign investors, which in turn could result in unilateral modification of concessions or contracts, increased taxation, denial of permits or permit renewals or expropriation of assets. During 2006, the government purported to designate the land surrounding Batu Hijau as a protected forest, which could make operating permits more difficult to obtain. Our financial condition and results of operations could be materially adversely affected if any of these actions occur.

During the last several years, Yanacocha, in which Newmont owns a 51.35% interest, has been the target of numerous local political protests, including ones that blocked the road between the Yanacocha mine complex and the City of Cajamarca in Peru. In 2004, local opposition to the Cerro Quilish project became so pronounced that Yanacocha decided to relinquish its drilling permit for Cerro Quilish and the deposit was reclassified from proven and probable reserves to non-reserve mineralization. In 2005, no material roadblocks or protests occurred involving Yanacocha. However, in 2006 a road blockade was carried out by members of the Combayo community. This blockade resulted in a brief cessation of mining activities. We cannot predict whether similar or more significant incidents will occur in the future, and the recurrence of significant community opposition or protests could adversely affect Yanacocha’s assets and operations.

Presidential, congressional and regional elections took place in Peru in 2006, with the new national government taking office in July 2006. In December 2006, Yanacocha, along with other mining companies in Peru, entered into an agreement with the central government to contribute 3.75% of net profits to fund social development projects. Although the current government has generally taken positions promoting private investment, we cannot predict future government positions on foreign investment, mining concessions, land tenure, environmental regulation or taxation. A change in government positions on these issues could adversely affect Yanacocha’s assets and operations.

Recent violence committed by radical elements in Indonesia and other countries, and the presence of U.S. forces in Iraq and Afghanistan, may increase the risk that operations owned by U.S. companies will be the target of violence. If any of our operations were so targeted it could have an adverse effect on our business.

Our success may depend on our social and environmental performance.

Our ability to operate successfully in communities around the world will likely depend on our ability to develop, operate and close mines in a manner that is consistent with the health and safety of our employees, the protection of the environment, and the creation of long-term economic and social opportunities in the communities in which we operate. We have implemented a management system designed to promote continuous improvement in health and safety, environmental performance and community relations. However, our ability to operate could be adversely impacted by accidents or events detrimental (or perceived to be detrimental) to the health and safety of our employees, the environment or the communities in which we operate.

Remediation costs for environmental liabilities may exceed the provisions we have made.

We have conducted extensive remediation work at two inactive sites in the United States. At one of these sites, remediation requirements have not been finally determined, and, therefore, the final cost cannot be determined. At a third site in the United States, an inactive uranium mine and mill formerly operated by a subsidiary of Newmont, remediation work at the mill is ongoing, but remediation at the mine is subject to dispute and has not yet commenced. The environmental standards that may ultimately be imposed at this site remain uncertain and there is a risk that the costs of remediation may exceed the provision that has been made for such remediation by a material amount.

Whenever a previously unrecognized remediation liability becomes known, or a previously estimated reclamation cost is increased, the amount of that liability and additional cost will be recorded at that time and could materially reduce net income in that period.

Currency fluctuations may affect costs.

Currency fluctuations may affect the costs that we incur at our operations. Gold is sold throughout the world based principally on the U.S. dollar price, but a portion of our operating expenses are incurred in local currencies. The appreciation of non-U.S. dollar currencies against the U.S. dollar increases the costs of gold production in U.S. dollar terms at mines located outside the United States.

The foreign currency that primarily impacts our results of operations is the Australian dollar. We estimate that every $0.01 increase in U.S. dollar / Australian dollar exchange rate increases the U.S. dollar Costs applicable to sales by approximately $4 to $5 for each ounce of gold produced in Australia. During the first half of 2007, the Australian dollar appreciated by approximately $0.06 per U.S. dollar, or approximately 7.5%.

Future funding requirements may affect our business.

The construction of the Boddington project in Australia, the 200 megawatt coal-fired power plant in Nevada, and the gold mill at Yanacocha in Peru, as well as potential future investments in the Akyem project in Ghana and the Conga project in Peru, will require significant funds for capital expenditures. At current gold and copper prices, new sources of capital will be needed to meet the funding requirements of these investments, fund our ongoing business activities and pay dividends. Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, future gold and copper prices and our operational performance, among other factors. In the event of lower gold and copper prices, unanticipated operating or financial challenges, or new funding limitations, our ability to pursue new business opportunities, invest in existing and new projects, fund our ongoing business activities and pay dividends could be significantly constrained.

Our interest in the Batu Hijau operation in Indonesia may be reduced under the Contract of Work.

Under the Contract of Work with the Indonesian government, beginning in 2005 and continuing through 2010, a portion of each foreign shareholder’s equity interest in the Batu Hijau operation must be offered for sale to the Indonesian government or to Indonesian nationals. The government of Indonesia must approve any sale. The price at which such interest must be offered for sale is the highest of the then-current replacement cost, the price at which shares would be accepted for listing on the Jakarta Stock Exchange, or the fair market value of such interest as a going concern. Pursuant to this provision of the Contract of Work, it is possible that the ownership interest of the Newmont/Sumitomo partnership in Batu Hijau could be reduced to 49% by the end of 2010. In accordance with the Contract of Work, an offer to sell a 3% interest was made to the government of Indonesia in 2006 and an offer for an additional 7% interest was made in 2007. While the central government declined to participate in the 2006 offer, local governments in the area in which the mine is located have expressed interest in acquiring shares, as have various Indonesian nationals. A company owned by an Indonesian national currently owns a 20% interest in Batu Hijau. The central government has not yet made a decision in respect of the 2007 offer. The Newmont/Sumitomo partnership continues discussions to meet its divestiture obligations.

Costs estimates and timing of new projects are uncertain.

The capital expenditures and time required to develop new mines or other projects are considerable and changes in costs or construction schedules can affect project economics. There are a number of factors that can affect costs and construction schedules, including, among others:

•	availability of labor, power, transportation, commodities and infrastructure;

•	increases in input commodity prices and labor costs;

•	fluctuations in exchange rates;

•	availability of financing;

•	difficulty of estimating construction costs over a period of years; and

•	delays in obtaining environmental or other government permits.

Our operations may be adversely affected by power shortages.

We have experienced power shortages in Ghana resulting from a nationwide drought and lack of hydroelectric generating capacity. Power shortages have caused curtailment of production at our Ahafo operations. Alternative sources of power will result in higher than anticipated costs, which will affect operating costs. Continued power shortages and increased costs may adversely affect our results of operations and financial condition.

Occurrence of events for which we are not insured may affect our cash flow and overall profitability.

We maintain insurance policies that mitigate against certain risks related to our operations. This insurance is maintained in amounts that we believe are reasonable depending upon the circumstances surrounding each identified risk. However, we may elect not to have insurance for certain risks because of the high premiums associated with insuring those risks or for various other reasons; in other cases, insurance may not be available for certain risks. Some concern always exists with respect to investments in parts of the world where civil unrest, war, nationalist movements, political violence or economic crises are possible. These countries may also pose heightened risks of expropriation of assets, business interruption, increased taxation and a unilateral modification of concessions and contracts. We do not maintain insurance policies against political risk. Occurrence of events for which we are not insured may affect our cash flow and overall profitability.

Our business depends on good relations with our employees.

Due to union activities or other employee actions, we could experience labor disputes, work stoppages or other disruptions in production that could adversely affect us. As of December 31, 2006, unions represented approximately 38% of our worldwide work force. Currently, there are labor agreements in effect for all of these workers. We may be unable to resolve any future disputes without disruptions to operations.

Title to some of our properties may be defective or challenged.

Although we have conducted title reviews of our properties, title review does not necessarily preclude third parties from challenging our title. While we believe that we have satisfactory title to our properties, some risk exists that some titles may be defective or subject to challenge. In addition, certain of our Australian properties could be subject to native title or traditional landowner claims, but such claims would not deprive us of the properties.

We compete with other mining companies.

We compete with other mining companies to attract and retain key executives, skilled labor and other employees with technical skills and experience in the mining industry. We also compete with other mining companies for rights to mine properties containing gold and other minerals. We may be unable to continue to attract and retain skilled and experienced employees, or to acquire additional rights to mine properties.

Certain factors outside of our control may affect our ability to support the carrying value of goodwill.

As of December 31, 2006, the carrying value of goodwill was approximately $3,004 million or 19% of our total assets. Goodwill was assigned to our Merchant Banking ($1,661 million) and Exploration ($1,129 million) Segments, and to various mine site reporting units in the Australia/New Zealand Segment ($214 million). This goodwill primarily arose in connection with our February 2002 acquisitions of Normandy and Franco-Nevada, and it represents the excess of the aggregate purchase price over the fair value of the identifiable net assets of Normandy and Franco-Nevada. We evaluate, on at least an annual basis, the carrying amount of goodwill to determine whether current events and circumstances indicate that such carrying amount may no longer be recoverable. This evaluation involves a comparison of the estimated fair value of our reporting units to their carrying values.

Based on valuations of the Merchant Banking and Exploration Segments, we concluded that the estimated fair values significantly exceeded the respective carrying values as of December 31, 2006. In June 2007, we adopted a plan to discontinue our Merchant Banking Segment. Specifically, we decided to dispose of a portion of our existing equity investments and not to make further investments in equity securities that do not support our core mining business, and to dispose of our existing royalty portfolio. As a result of this decision, the carrying value of Merchant Banking Segment goodwill was impaired and we expect to recognize a $1,665 million non-cash impairment charge as part of discontinued operations in our statement of consolidated income (loss) for the three-month period ended June 30, 2007.

The fair value of the Exploration Segment is based, in part, on certain factors that may be partially or completely outside of our control, such as the investing environment, the legal and regulatory and political environments in countries where we operate and explore, the successful discovery, development and production of proven and probable reserves, commodity and labor prices, and other factors. In addition, certain of the assumptions underlying the December 31, 2006 Exploration Segment valuation may not be easily achieved by us.

We continue to assign significant value to the Exploration Segment. The Exploration Segment’s valuation model attributes all cash flows expected to be derived from future exploration discoveries, whether near-mine or greenfield, to the Exploration Segment. Therefore, the valuation model includes all expected value from future discoveries, including existing and future mine site reporting units. Existing proven and probable reserves and value beyond proven and probable reserves, including mineralization other than proven and probable reserves and other material that is not part of the measured, indicated or inferred resource base, are included when determining the fair value of mine site reporting units at acquisition and, subsequently, in determining whether the assets are impaired. The value beyond proven and probable reserves (which uses the same valuation concepts as required by EITF 04-03, Mining Assets: Impairment and Business Combinations) relating to mine site reporting units is excluded when determining the fair value of the Exploration Segment, if any, at acquisition and, subsequently, in determining whether the assets are impaired. The valuation model includes management’s best estimates of future reserve additions from exploration activities and all revenues and costs associated with their discovery, development and production. Historical proven and probable reserve additions, excluding acquisitions, are used as an indicator of the Exploration Segment’s ability to discover additional reserves in the future. Actual reserve additions may vary significantly from year to year due to the time required to advance a deposit from initial discovery to proven and probable reserves and based on the timing of when proven and probable reserves can be reported under the Securities and Exchange Commission Industry Guide 7. The valuation model assumes that we will be able to perpetually develop and produce the assumed additions to proven and probable reserves from future discoveries at existing or new mine site reporting units. These estimates assume that we will continue to find reserves of sufficient size and quality to meet our operational and return thresholds in increasing quantities in perpetuity. Future discoveries could become increasingly difficult to locate, and even if we find reserves in a sufficient quality and size, they may consist of a larger number of smaller deposits that could be more costly to develop and/or operate than historically experienced. The development and production of reserves will eventually lead to the depletion of existing mine site reporting units and require the perpetual development of new mines in increasing quantities through successful greenfield exploration. A reduction in reserves or a lower than expected increase in reserve additions, or a greater than expected increase in operating or capital costs, may negatively impact the value of the Exploration Segment and may result in the impairment of the Exploration Segment’s goodwill. Based on the period required to advance projects from initial discovery to production, the valuation model has negative net cash flows for approximately the first 10 years and more than 100% of the fair value of the Exploration Segment is attributable to its terminal value.

Subsequent to the business combinations for which value beyond proven and probable reserves were recorded, EITF 04-03, Mining Assets: Impairment and Business Combinations, was issued and requires that value beyond proven and probable reserves be allocated to mining assets. We defined value beyond proven and probable reserves as the value of known mineralization other than proven and probable reserves and other material that is not part of the measured, indicated or inferred resource base that is measured based on extrapolation of known exploration information, to the extent that we believe a market participant would include such value in determining the fair value of the assets. Our interpretation of value beyond proven and probable reserves may differ from that of other mining industry companies and may result in a different allocation of values at the time of acquisition and subsequent impairment analysis. If value beyond proven and probable reserves was interpreted to include value in excess of our determination, such values would be considered tangible mineral interests and therefore reduce the implied fair value of goodwill. Under such an interpretation, if the carrying value of the Exploration Segment exceeds its estimated fair value (Step 1), we would compare the implied fair value of goodwill to its carrying amount and write-off any excess carrying amount over the implied fair value (Step 2) resulting in an impairment loss in the financial statements. We have not been required to perform Step 2 of the goodwill impairment test for the Exploration Segment.

Our approach to managing the exploration aspect of our business separate from the day to day operations of our mine site reporting units may differ from the approach taken by other companies in the mining industry. Other mining companies may integrate the exploration function with their mine site reporting units, allocating residual goodwill to these units. Absent our Exploration Segment’s success and reporting structure, we may have reached a similar conclusion regarding the goodwill allocation. As a result of these potential differences, our financial position and results of operations may not be comparable to those of other entities in the mining industry.

Based on valuations of various mine site reporting units in the Australia/New Zealand Segment, we concluded that the estimated fair values exceeded the respective carrying values as of December 31, 2006. We concluded that the estimated fair value of the Nevada

Segment did not support the carrying value as of December 31, 2005 and recorded a $41 million goodwill impairment charge. The impairment resulted from a reevaluation of life of mine plans that indicated higher future operating and capital costs. In 2004, we recorded goodwill and long-lived assets impairment charges of $52 million and $6 million, respectively, relating to the Pajingo reporting unit in the Australia/New Zealand Segment. Our fair value estimates are based on numerous assumptions and it is possible that actual fair value could be significantly different than these estimates, as future quantities of recoverable minerals, gold and other commodity prices, production levels, operating costs and capital costs are each subject to significant risks and uncertainties.

In the absence of any mitigating valuation factors, our failure to achieve one or more of the December 31, 2006 valuation assumptions may over time result in an additional impairment charge. Accordingly, it is possible that significant non-cash impairment charges may be recorded in the future due to possible declines in the fair values of our reporting units.

Our ability to recognize the benefits of deferred tax assets is dependent on future cash flows and taxable income.

We recognize the expected future tax benefit from deferred tax assets when the tax benefit is considered to be more likely than not of being realized. Otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, our ability to realize the deferred tax assets could be impacted. Additionally, future changes in tax laws could limit our ability to obtain the future tax benefits represented by our deferred tax assets. As of March 31, 2007, our current and long-term deferred tax assets were $149 million and $638 million, respectively.

Returns for investments in pension plans are uncertain.

We maintain pension plans for employees, which provide for specified payments after retirement for certain employees. The ability of the pension plans to provide the specified benefits depends on our funding of the plans and returns on investments made by the plans. Returns, if any, on investments are subject to fluctuations based on investment choices and market conditions. A sustained period of low returns or losses on investments could require us to fund the pension plans to a greater extent than anticipated.

Risks related to the mining industry generally

A substantial or extended decline in gold or copper prices would have a material adverse effect on Newmont.

Our business is dependent on the realized price of gold and copper, which are affected by numerous factors beyond our control. Factors tending to put downward pressure on prices include:

•	sales or leasing of gold by governments and central banks;

•	U.S. dollar strength;

•	recession or reduced economic activity;

•	speculative selling;

•	decreased industrial, jewelry or investment demand;

•	increased supply from production, disinvestment and scrap;

•	sales by producers in forward and other hedging transactions; and

•	devaluing local currencies (relative to gold and copper priced in U.S. dollars) leading to lower production costs and higher production in certain regions.

Any drop in the realized price of gold or copper adversely impacts our revenues, net income and cash flows, particularly in light of our philosophy of generally avoiding gold hedging. We have recorded asset write-downs during periods of low gold prices in the past and may experience additional impairments as a result of low gold or copper prices in the future.

In addition, sustained low gold or copper prices can:

•	reduce revenues further through production declines due to cessation of the mining of deposits, or portions of deposits, that have become uneconomic at the then-prevailing gold or copper price;

•	reduce or eliminate the profit that we currently expect from long-term ore stockpiles;

•	halt or delay the development of new projects;

•	reduce funds available for exploration, with the result that depleted reserves may not be replaced; and

•	reduce existing reserves by removing ores from reserves that can no longer be economically processed at prevailing prices.

These risks are described further in our Annual Report on Form 10-K for the year ended December 31, 2006 under “Business.”

Gold and copper producers must continually replace reserves depleted by production.

Gold and copper producers must continually replace reserves depleted by production. Depleted reserves must be replaced by expanding known ore bodies or by locating new deposits in order for producers to maintain production levels over the long term. Exploration is highly speculative in nature, involves many risks and frequently is unproductive. Our new or ongoing exploration programs may not result in new mineral producing operations. Once mineralization is discovered, it will likely take many years from the initial phases of exploration until production is possible, during which time the economic feasibility of production may change.

Estimates of proven and probable reserves are uncertain.

Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other exploration techniques. Producers use feasibility studies to derive estimates of capital and operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, the costs of comparable facilities, the costs of operating and processing equipment and other factors. Actual operating costs and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phase of exploration before production is possible and, during that time, the economic feasibility of exploiting a discovery may change.

Increased costs could affect profitability.

Costs at any particular mining location frequently are subject to variation due to a number of factors, such as changing ore grade, changing metallurgy and revisions to mine plans in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities, such as fuel, electricity and labor. Commodity costs are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. Reported costs may also be affected by changes in accounting standards. A material increase in costs at any significant location could have a significant effect on our profitability and cash flow.

We anticipate significant capital expenditures over the next several years in connection with the development of new projects and sustaining existing operations. Costs associated with capital expenditures have escalated on an industry-wide basis over the last several years, as a result of major factors beyond our control, including the prices of oil, steel and other commodities. Increased costs for capital expenditures have an adverse effect on the profitability of existing mining operations and returns anticipated from new mining projects.

Shortages of critical parts, equipment and skilled labor may adversely affect our operations and development projects.

The industry has been impacted by increased worldwide demand for critical resources such as input commodities, drilling equipment, tires and skilled labor. These shortages have caused unanticipated cost increases and delays in delivery times, thereby impacting operating costs, capital expenditures and production schedules.

Mining accidents or other adverse events or conditions at a mining location could reduce our production levels.

At any of our operations, production may fall below historic or estimated levels as a result of mining accidents such as a pit wall failure in an open pit mine, or cave-ins or flooding at underground mines. In addition, production may be unexpectedly reduced at a location if, during the course of mining, unfavorable ground conditions or seismic activity are encountered; ore grades are lower than expected; the physical or metallurgical characteristics of the ore are less amenable to mining or treatment than expected; or our equipment, processes or facilities fail to operate properly or as expected. On June 19, 2007, ground subsidence occurred in an area of the Company’s underground Midas Mine, located in Nevada, resulting in an employee fatality. State and federal mine safety regulators have ordered the mine to remain closed pending further review and investigation. At this time, we cannot reasonably predict when the mine will be reopened.

Mining companies are subject to extensive environmental laws and regulations.

Our exploration, mining and processing operations are regulated in all countries in which we operate under various federal, state, provincial and local laws relating to the protection of the environment, which generally include air and water quality, hazardous waste management and reclamation. Delays in obtaining, or failure to obtain, government permits and approvals may adversely impact our operations. The regulatory environment in which we operate could change in ways that would substantially increase costs to achieve compliance, or otherwise could have a material adverse effect on our operations or financial position.